Exhibit 99.3

To:	Directors and Executive Officers of Wells Fargo & Company
From:	Laurel A. Holschuh, Corporate Secretary
Date:	September 2, 2009
Re:	Notice Regarding Trading Restrictions During 401(k) Plan Blackout Periods

The purpose of this notice is to inform you of restrictions on your ability, directly or indirectly, to buy, sell or transfer Wells Fargo equity securities or exercise stock options during the period scheduled to begin on October 6, 2009 and end not later than October 17, 2009.

Pursuant to the Sarbanes-Oxley Act of 2002 (the “Act”), Wells Fargo & Company (“Wells Fargo”) is required to notify you of upcoming temporary restrictions on your ability to engage in certain activities regarding Wells Fargo equity securities. These temporary restrictions are mandated by the Act due to the upcoming blackout periods impacting the Wells Fargo 401(k) Plan and the Wachovia Savings Plan (collectively, the “Plans”). The blackout period applicable to the Wells Fargo 401(k) Plan is expected to begin at 3:00 p.m. Central Time on October 7, 2009 and end the week of October 12, 2009. The blackout period applicable to the Wachovia Savings Plan is expected to begin at 4:00 p.m. Eastern Time on October 6, 2009 and end the week of October 12, 2009. We will notify you of any changes that affect the dates of the blackout periods. If you have any questions about these upcoming blackout periods, including to confirm the actual end date(s) of the blackout periods, you may contact Ben Jolley, Director of Wells Fargo Retirement Benefits, Wells Fargo & Company, 301 S. Tryon Street, MAC D1130-041, Charlotte North Carolina 28288, or by telephone at 704-374-3479.

The purpose of the blackout period for each of the Plans is to implement certain changes to the available investment fund options in anticipation of merging the Wachovia Savings Plan into the Wells Fargo & Company 401(k) Plan at year-end. During the applicable blackout periods, participants in the Plans will be unable to access their plan accounts, including being unable to direct or diversify investments, change contribution rates, or obtain loans or distributions.

Because the Plans include Wells Fargo common stock funds as investment options, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling, or otherwise transferring equity securities (including options and other derivative securities) of Wells Fargo during the blackout periods for the Plans if those securities were acquired in connection with your service or employment as a director or executive officer of Wells Fargo or legacy Wachovia. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement). Although certain transactions are exempt from these prohibitions (such as bona fide gifts), those exemptions are limited.

At year-end, the Wachovia Savings Plan will be merged into the Wells Fargo 401(k) Plan. To merge the plans, there will be a second blackout period under each of these plans at year-end. You will receive a separate notice informing you of that additional blackout period and applicable trading restrictions later this year.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact me at 612-667-8655 or Ross Jeffries at 704-374-3234 if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout periods.